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                                                                   Exhibit 10.4


                       AGREEMENT TO PAY STATE OF MINNESOTA
                            ATTORNEYS' FEES AND COSTS

                  Philip Morris Incorporated (hereinafter "PM"), R.J. Reynolds Tobacco Company (hereinafter "RJR"), Brown & Williamson Tobacco Corporation (hereinafter "B&W"), and Lorillard Tobacco Company (hereinafter "Lorillard") (collectively referred to as "The Settling Defendants"), hereby enter into this Agreement To Pay Attorneys' Fees And Costs (hereinafter the "Agreement") with Robins, Kaplan, Miller & Ciresi L.L.P. (hereinafter "RKM&C") providing for the payment of all attorneys' fees and costs incurred in the prosecution of the lawsuit captioned The State of Minnesota and Blue Cross and Blue Shield of Minnesota vs. Philip Morris Incorporated, et al., Court File C1-94-8565 (hereinafter "The Case"), by The State of Minnesota.

                                   BACKGROUND

                  1. On August 17, 1994, The State of Minnesota, together with Blue Cross and Blue Shield of Minnesota (hereinafter "BCBS"), commenced The Case in Ramsey County District Court in St. Paul, Minnesota.

                  2. From August 1994 until January 1998, RKM&C engaged in extensive and unprecedented pretrial and discovery proceedings, which led to the establishment of a document depository in Minneapolis, Minnesota, into which was placed in excess of 28 million pages of documents. A second document depository was established in Guildford, England, into which was placed in excess of six million pages of documents. The majority of the documents in the U.S. and Guildford depositories were never previously produced by defendants in any lawsuit. Also included among the documents in the Minneapolis depository are in excess of 40,000 documents obtained by

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RKM&C over which defendants had continuously maintained the claim of attorney-client privilege. The production of the attorney-client privilege documents was the subject of numerous appeals, including an appeal to the U.S. Supreme Court.

                  3. RKM&C painstakingly reviewed the 34 million pages of documents and selected those it deemed the most probative and relevant, which set of documents became nationally known as the "Minnesota select" documents. The Minnesota select documents have been provided to other litigants (including state attorneys general and private parties), Congress and Governmental authorities.

                  4. RKM&C took or defended the depositions of more than 300 fact and expert witnesses.

                  5. Throughout the pretrial proceedings, more than 190 motions were prosecuted and defended by Defendants and RKM&C, resulting in 200 orders being issued by the trial court.

                  6. Interlocutory appeals were taken by Defendants of numerous trial court orders resulting in 12 appeals to the Minnesota Court of Appeals; four appeals to the Minnesota Supreme Court; and two appeals to the U.S. Supreme Court.

                  7. On January 20, 1998, trial of The Case began before the Honorable Kenneth J. Fitzpatrick. The trial proceeded for 74 trial days until May 4, 1998. Forty-one witnesses testified, and the transcript of the trial is more than 15,000 pages in length.

                  8. On May 8, 1998, after all parties to the trial had rested, but before submission of The Case to the jury, The Case was settled. After settlement of the State's claims, RKM&C relinquished its right to receive attorneys' fees and costs pursuant to the retainer agreement entered

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into between RKM&C and the State of Minnesota based upon the undertaking by The
Settling Defendants to negotiate directly with RKM&C for payment of attorneys' fees and costs. This Agreement between The Settling Defendants and RKM&C is the result of those negotiations and represents The Settling Defendants' undertaking to pay attorneys' fees and costs to RKM&C.

                                    AGREEMENT

                  Now, therefore, the undersigned parties agree as follows:

                  9. For and in consideration of the payment of attorneys' fees and costs as set forth herein, RKM&C relinquishes its right to receive attorneys' fees and costs pursuant to the retainer agreement entered into between RKM&C and The State of Minnesota as part of the Special Attorney Appointment dated May 23, 1994.

                  10. For and in consideration of the facts set forth above; and
(a) in consideration of RKM&C foregoing the offer of a comprehensive, non-severable set of terms in connection with the payment of attorneys' fees relating to this action, which terms included, without limitation, the following: the determination of attorneys' fees by an arbitration panel of three
(3) members with no cap on the amount of fees to be awarded by such panel; a Five Hundred Million Dollar ($500,000,000) annual cap on the payment in any one year of fees awarded by all such arbitration panels nationwide in tobacco and health litigation; provision that RKM&C's contractual rights, if any, for payment of attorneys' fees by The State of Minnesota or any other plaintiff would be unaffected by RKM&C's participation in such arbitration process; and a "most-favored nation" clause applicable to the payment of attorneys' fees; and
(b) in consideration of RKM&C agreeing to relinquish its right to claim any fees and costs under its retainer agreement with The State of Minnesota, and in partial

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consideration for the settlement of The Case, The Settling Defendants agree to pay to RKM&C attorneys' fees in connection with its representation of The State of Minnesota in this action, over and above payments owed to The State of Minnesota by virtue of the Settlement Agreement and Release, the sum of the lodestar component described in paragraph 11.b., and the contingency component described in paragraph 12, according to the schedule set forth in paragraph 15.

                  11. The lodestar component shall be calculated as follows:


                    a. RKM&C represents to The Settling Defendants that the
               total amount of fees incurred as documented in its billing records for all time spent prosecuting The Case on behalf of The State of Minnesota is $27,500,000 for purposes of the initial calculation in paragraph 11(b). This amount takes into account continuing work on The Case up to and through Final Approval of Settlement. Within ten (10) days of the execution of this Agreement, The Settling Defendants may elect to require RKM&C to submit to a mutually agreeable third party selected by The Settling Defendants an accounting of hours reasonably worked in connection with the RKM&C representation of The State of Minnesota in this action, broken out by name of attorney and including a description of the type of work done and the normal hourly billing rate of each attorney in question and costs reasonably expended and customarily charged to clients of the firm. Such accounting shall also set forth the aggregate billable amount by multiplying all hours reasonably worked in connection with RKM&C's representation of The State of Minnesota in this action times the normal hourly billing rate of the attorneys in question, which hourly rates are actually charged to other clients of RKM&C to determine whether the hours listed in such accounting were reasonably

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         worked and charged in connection with RKM&C's representation of The
         State of Minnesota in this action. Determinations by such third party shall be binding on the parties. If the third party determines that any hours listed in such an accounting were not reasonably worked in connection with RKM&C's representation of The State of Minnesota in this action, or that hourly rates were overstated, the aggregate billable amount shall be recalculated so as to exclude such hours or recalculate the rates. If the third party determines that any costs listed in such an accounting were not reasonably expended or not customarily charged to clients of the firm, such costs will be excluded. Nothing in this section which gives The Settling Defendants the right to request a third-party review of RKM&C's time and costs records entitles The Defendants to see a copy of the time and costs records. Furthermore, the parties agree that in making the time and costs records available for review by a third party for purposes of paying attorneys' fees and costs in partial consideration for The Settling Defendants' agreement to settle with The State of Minnesota, neither RKM&C nor The State of Minnesota is waiving any right to claim attorney-client or other privilege with regard to any RKM&C time and costs records or any other document or matter pertaining to this litigation.

                  b. The lodestar component shall be calculated by multiplying the aggregate billable amount (as adjusted pursuant to subsection a.), insofar as it does not exceed Thirty Million Dollars ($30,000,000) times a multiplier derived as follows:

                  i.       6; plus

                  ii. 2, in that this action was filed prior to January 1, 1995, in the name of The State to recover health-care costs allegedly associated with tobacco; plus

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                  iii.     2, in that this action was not predicated, in any
                           part, upon a state statute specifically directed at tobacco companies or at a recovery of costs allegedly associated with tobacco; plus

                  iv.      4, in that this action was tried to the conclusion.

                  12. The contingency component shall be composed of the sum of the following:


                  a. One percent (1%) of the first Five Billion Dollars ($5,000,000,000) or less of nominal recovery to be paid to The State over the first twenty-five (25) years (The "Nominal Recovery");

                  b. .5% times the amount by which the Nominal Recovery exceeds Five Billion Dollars ($5,000,000,000) and is less than or equal to Ten Billion Dollars ($10,000,000,000);

                  c. .2% times the amount by which the Nominal Recovery exceeds Ten Billion Dollars ($10,000,000,000) and is less than or equal to Fifteen Billion Dollars ($15,000,000,000); and

                  d. .1% times the amount by which the Nominal Recovery exceeds Fifteen Billion Dollars ($15,000,000,000).

                  13. The Nominal Recovery for The State herein is Six Billion One Hundred Sixty-five Million Dollars ($6,165,000,000). Accordingly, the contingency component equals Fifty-five Million Eight Hundred Twenty-five Thousand Dollars ($55,825,000).

                  14. The lodestar component equals Three Hundred Eighty-five Million Dollars ($385,000,000).

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                  15. The sum of the lodestar and contingency components equals
Four Hundred Forty Million Eight Hundred Twenty-five Thousand Dollars ($440,825,000). The Defendants agree to pay this amount to RKM&C as and for attorneys' fees pursuant to the following schedule:

                  a. Seventy-four Million Seven Hundred Fifty Thousand Dollars
                     ($74,750,000) on or before September 5, 1998;

                  b. One Hundred Million Dollars ($100,000,000) on or before January 31, 1999;

                  c. One Hundred Million Dollars ($100,000,000) on or before April 15, 1999;

                  d. One Hundred Million Dollars ($100,000,000) on or before January 31, 2000.

                  e. Sixty-six Million Seventy-five Thousand Dollars ($66,075,000) on or before July 1, 2000.

                  16. Defendants also agree to pay Four Million Dollars ($4,000,000) as and for costs due and owing by The State of Minnesota to RKM&C on or before May 18, 1998.

                  17. The amount of fees and costs due and owing pursuant to paragraphs 15 and 16 shall be paid by Settling Defendants pro rata in proportion to their Market Share. No Settling Defendant shall be obligated to make any payment due from any other Settling Defendant. All obligations of The Settling Defendants pursuant to this Agreement are intended to be and shall remain several, and not joint.

                  18. The payment of fees pursuant to paragraph 15 shall constitute the entire obligation of The Settling Defendants with respect to attorneys' fees in connection with the representation by RKM&C of The State of Minnesota in connection with this action, and the exclusive means by which RKM&C may seek payment of fees from defendants, or otherwise, in

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connection with its representation of The State of Minnesota in this action.
RKM&C represents that it has served as sole outside counsel to The State of Minnesota in this action.

                  19. The Settling Defendants' obligation to pay attorneys' fees pursuant to paragraph 15 is contingent upon approval of the Settlement Agreement and Release between The Settling Defendants and The State of Minnesota and the State Escrow Agreement. If the Court declines to approve the Settlement Agreement between The Settling Defendants and The State of Minnesota or the State Escrow Agreement, or, pursuant to paragraph VI.B. (Court Approval) of the Settlement Agreement, either party withdraws from the Agreement before Court approval, this Agreement shall become null and void and of no effect. Once the Court has approved the Settlement Agreement between The State of Minnesota and The Settling Defendants, The Settling Defendants are obligated to make the payments set forth herein, unless there is a challenge to the Settlement Agreement between The Settling Defendants and The State of Minnesota which results in a payment required to be paid by Settling Defendants pursuant to the Settlement Agreement with The State of Minnesota being paid into escrow.

                  20. In the event any payments due to The State of Minnesota are required to be paid into escrow, then any unpaid attorneys' fees due under this Agreement shall also be paid into a special escrow account (the "RKM&C Escrow Account"). Any funds held in the RKM&C Escrow Account shall be immediately released to RKM&C at the same time that funds are released from The State of Minnesota Escrow Account to the State of Minnesota. Provided, however, that in the event a court should determine that the Settlement Agreement between The State of Minnesota and The Defendants is cancelled or terminated such that no further payment obligations are due under The

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State Settlement Agreement, then any outstanding funds held in the RKM&C Escrow
Account shall be returned to The Defendants, and Defendants' obligations under this Agreement shall become null and void and of no effect.

                            MISCELLANEOUS PROVISIONS

                  21. In the event either party to this Agreement is required to seek enforcement of the terms of this Agreement in court, all attorneys' fees and costs incurred in enforcing the Agreement shall be paid by the party against whom enforcement is obtained.

                  22. Each Settling Defendant has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by each Settling Defendant and constitutes its legal, valid and binding obligation.

                  23. This Agreement constitutes the entire agreement among the parties with regard to the subject matter of the Agreement and supersedes any previous agreements and understandings between the parties with respect to the subject matter. This Agreement may not be modified or amended except in writing and signed by all parties.

                  24. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  25. Except as otherwise specifically provided for in this Agreement, no party shall be liable for any costs or expenses incurred by or on behalf of any other party in connection with this Agreement and the actions contemplated hereby.

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                  26. This Agreement shall be construed in accordance with and governed by the laws of The State of Minnesota applicable to agreements made and to be performed in Minnesota.

                  27. Any disputes regarding the interpretation of this Agreement and any actions to enforce its terms shall be venued in Ramsey County District Court in the State of Minnesota.

                  28. The parties agree that the payment of attorneys' fees and costs provided for in this Agreement shall be made strictly according to its terms. The Settling Defendants agree not to support, directly or indirectly, in Congress or any forum, legislation, rules or other policies which would preempt, override, abrogate or diminish their obligations under this Agreement.

                  29. This Agreement is not intended to, and does not, vest standing in any third party with respect to the terms hereof, or create for any person other than the parties hereto a right to enforce the terms hereof.

                  30. For and in consideration for the payment of fees as provided herein, RKM&C hereby releases Settling Defendants from any and all claims (other than a claim to enforce this Agreement) arising out of or in any way related to the litigation or settlement of The Case.

                  31. Unless otherwise specified, the terms used in this Agreement are subject to the definitions contained in the Settlement Agreement.

         IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Agreement as of this 8th day of May, 1998.

                                     ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

                                     By: /s/ Michael V. Ciresi
                                     Michael V. Ciresi

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                                     PHILIP MORRIS INCORPORATED

                                     By: /s/ Meyer G. Koplow
                                     Meyer G. Koplow
                                     Counsel

                                     By: /s/ Martin J. Barrington
                                     Martin J. Barrington
                                     General Counsel

                                     R.J. REYNOLDS TOBACCO COMPANY

                                     By: /s/ D. Scott Wise
                                     D. Scott Wise
                                     Counsel

                                     By: /s/ Charles A. Blixt
                                     Charles A. Blixt
                                     General Counsel

                                     BROWN & WILLIAMSON TOBACCO
                                     CORPORATION

                                     By: /s/ Stephen R. Patton
                                     Stephen R. Patton
                                     Counsel

                                     By: /s/ F. Anthony Burke
                                     F. Anthony Burke
                                     Vice President and General Counsel

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                                      LORILLARD TOBACCO COMPANY

                                      By: /s/ Arthur J. Stevens
                                      Arthur J. Stevens
                                      Senior Vice President & General Counsel

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